Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-124505 and 333-155163) and Form S-3 (Nos. 333-141098 and 333-157269) and related Prospectus’ of our report dated March 26, 2010 with respect to the consolidated financial statements and schedule of OccuLogix, Inc. for the years ended December 31, 2009 and 2008, included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Diego, California
March 26, 2010